Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
July 17, 2012	Investor Contact: Micah S. Goldstein
(276) 627-2565

STANLEY FURNITURE ANNOUNCES

SECOND QUARTER 2012 OPERATING RESULTS AND SHARE REPURCHASE PROGRAM

Company reports reduced operating loss for sixth consecutive quarter

STANLEYTOWN, VA, July 17, 2012/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and operating results for the second quarter of 2012.

Second quarter 2012 highlights:

•         Net sales were $24.4 million, a 10.8% decrease compared to the second quarter of 2011 and an 8.8% decrease on a sequential quarter basis.

•         Gross margin improved to 14.5% of net sales compared to 12.3% in the second quarter of 2011, after excluding restructuring items.

•         Selling, general and administrative expenses were $4.5 million (18.4% of net sales) compared to $4.7 million (17.3%) in the second quarter of 2011.

•         The company continued the consolidation of its Virginia warehousing operations and recorded a  $474,000 restructuring charge.

•         Net of restructuring items, operating loss for the second quarter was $932,000 compared to a loss of $1.4 million in second quarter of 2011.

•         The company reported net income of $36.9 million in the second quarter after recording $39.4 million of income, net of expenses, from Continued Dumping and Subsidy Offset Act (CDSOA) proceeds.

•         As of June 30, 2012, the company’s financial position reflected $47.4 million in cash, restricted cash and short-term investments.

•         Subsequent to quarter end, the Board authorized a $5.0 million share repurchase program.

Year to date 2012 highlights:

•         Net sales were $51.2 million compared to $54.0 million in the first half of 2011.

•         Gross margin improved to 14.0% of net sales compared to 10.8% in the first six months of 2011, excluding restructuring charges in both years.

•         Selling, general and administrative expenses improved to 17.7% of net sales compared to 18.3% in 2011.

•         Net of restructuring charges, operating loss for the first half of 2012 narrowed significantly to $1.9 million when compared to a loss of $4.1 million in the first half of 2011.

•         Capital expenditures and investment in new systems totaled $3.9 million in the first half of 2012.

Overview

“We are very pleased with the ability we have demonstrated to manage our cost structure and reduce our operating losses on lower sales volume”, commented Glenn Prillaman, President and Chief Executive Officer. “We continue to gain momentum with our Stanley brand.  While net sales of this product line decreased sequentially as a result of our promotions during the first quarter, they held steady compared to the prior year quarter, our strongest of 2011.  According to our retailers, the value of our Stanley product offerings has noticeably increased since this time last year.  Our partnerships with overseas vendors continue to strengthen our service position, a key factor that has hindered sales growth to date. Our plan for the Stanley line is working as profits continue to grow.”

“Our Young America brand remains in transition until later this year when we expect new enhancements to all existing products to be completed and the marketing support for those products will be in place at retail. New product designs should be on retail floors before the end of the year.  We believe that the completion of these efforts paired with continual operational improvements will result in a product of significantly greater value in the marketplace boosting sales.  In the meantime, we recognize we are sacrificing immediate sales in order to position the Young America brand and it’s supporting retailers to compete with price-driven, imported product in the long term,” Prillaman commented.

Balance Sheet

Cash, restricted cash and short-term investments at quarter-end were $47.4 million, up from $17.3 million at December 31, 2011. CDSOA proceeds of $39.9 million were received in the second quarter for funds that were previously withheld under the antidumping duty order for wooden bedroom furniture imported from China. Capital investments associated with modernizing our manufacturing facility in Robbinsville, North Carolina were $2.6 million in the first half of 2012.  Additionally, the company has spent $1.3 million in 2012 toward new systems.   Inventory levels associated with our Stanley line decreased during the second quarter and are down from year-end.

Stock Repurchase Program

The company announced today that its Board of Directors has approved a new authorization for the company to acquire up to $5.0 million of its common stock. These repurchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise, at prices that the company deems appropriate.  Commenting on this announcement, Prillaman said, “As you know, we received a substantial amount of cash from CDSOA proceeds in the second quarter.  As a result, the Board is carefully considering the best uses of these funds to enhance shareholder value and has authorized a share repurchase program. This demonstrates management’s and the Board’s continued confidence in our strategy and prospects for future growth and earnings.”

Outlook

The company is projecting a slight increase in net sales from the prior year third quarter and expects a further reduction in operating losses.   “We have several encouraging trends in our business. Retailers who have received the initial shipments of our newly-enhanced Young America products have given us very positive feedback. This news reinforces our belief that our long-term plan for the Young America brand positions us well to return to growth.   In addition, our Stanley product introduction from High Point’s Spring Market was well-received and is already on its way from overseas to retail floors,” Prillaman concluded.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading designer and manufacturer of wood furniture targeted at the premium segment of the residential market.  The company offers two major product lines.  Its Stanley Furniture brand represents its fashion-oriented adult furniture and competes through an overseas sourcing model in the upscale market through superior finish, styling and piece assortment. Its Young America brand is positioned as the leader in the infant and youth segment and differentiates through a domestic manufacturing model catering to parent preferences such as child safety, color, choice and quick delivery of customized special orders. The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Conference Call Details

The company will host a conference call Wednesday morning, July 18, 2012 at 9:00 a.m. Eastern Time.  The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through August 18, 2012) is (877) 660-6853, the account reference number is 275 and the conference number is 395624.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include our success in profitably producing Young America products in our domestic manufacturing facility, disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, competition in the furniture industry including competition from lower-cost foreign manufacturers, the inability to obtain sufficient quantities of quality raw materials in a timely manner, environmental, health, and safety  compliance costs, failure or interruption of our information technology infrastructure, limited use of operating loss carry forwards due to ownership change extended business interruption at our manufacturing facility and the possibility that U.S. Customs and Border Protection may seek return of all or a portion of the CDSOA proceeds received in the second quarter of 2012.  Any forward looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011

Net sales	$24,428	$27,393	$51,209	$53,964
Cost of sales	21,350	23,760	44,534	48,646
Gross profit	3,078	3,633	6,675	5,318
Selling, general and administrative expenses	4,484	4,748	9,065	9,869
Operating loss	(1,406)	(1,115)	(2,390)	(4,551)
CDSOA income, net	39,361	1,117	39,361	1,117
Other income, net	20	21	41	50
Interest income	19	3	25	3
Interest expense	518	586	1,120	1,124
Income (loss) before income taxes	37,476	(560)	35,917	(4,505)
Income tax expense	616	35	620	19
Net income (loss)	$36,860	$(595)	$35,297	$(4,524)

Diluted earnings(loss) per share	$2.54	$(0.04)	$2.44	$(0.32)

Weighted average number of shares	14,493	14,345	14,444	14,345

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011

Reconciliation of gross profit as reported to gross profit adjusted:

Gross profit as reported	$3,078	$3,633	$6,675	$5,318
Plus restructuring charge (credit)	474	(277)	474	491
Gross profit as adjusted	$3,552	$3,356	$7,149	$5,809

Percentage of net sales:
Gross profit % as reported	12.6%	13.3%	13.0%	9.9%
Plus restructuring charge (credit)	1.9%	(1.0)%	1.0%	0.9%
Gross profit % as adjusted	14.5%	12.3%	14.0%	10.8%

Reconciliation of operating loss as reported to operating loss adjusted:

Operating loss as reported	$(1,406)	$(1,115)	$(2,390)	$(4,551)
Plus restructuring charge (credit)	474	(277)	474	491
Operating loss as adjusted	$(932)	$(1,392)	$(1,916)	$(4,060)

Reconciliation of net income (loss) as reported to net loss adjusted:

Net income (loss) as reported	$36,860	$(595)	$35,297	$(4,524)
Less income from CDSOA	(38,761)	(1,117)	(38,761)	(1,117)
Plus restructuring charge (credit)	474	(277)	474	491
Net loss as adjusted	$(1,427)	$(1,989)	$(2,990)	$(5,150)

Reconciliation of net income (loss) as reported to net loss adjusted:

Diluted EPS as reported	$2.54	$(0.04)	$2.44	$(0.32)
Less income from CDSOA	(2.67)	(0.08)	(2.68)	(0.08)
Plus restructuring charge (credit)	0.03	(0.02)	0.03	0.03
Diluted EPS as adjusted	$(0.10)	$(0.14)	$(0.21)	$(0.37)

Note:

We have included the above reconciliation of reported financial measures according to GAAP to non-GAAP financial measures because we believe that this reconciliation provides useful information that allows investors to compare operating results to those of other periods by excluding income from CDSOA proceeds and restructuring related charges. These measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results.

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	June 30,	December 31,
	2012	2011

Assets
Current assets:
Cash and equivalents	$25,841	$15,700
Restricted cash	1,587	1,587
Short-term investments	20,000
Accounts receivable, net	10,428	10,252
Inventories	29,541	31,084
Prepaid expenses and other current assets	3,519	3,380
Deferred income taxes	528	519
Total current assets	91,444	62,522
Property, plant and equipment, net	19,969	17,590
Other assets	3,066	496
Total assets	$114,479	$80,608
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,189	$9,963
Accrued expenses	7,053	6,493
Total current liabilities	14,242	16,456
Deferred income taxes	528	519
Other long-term liabilities	7,059	6,593
Stockholders' equity	92,650	57,040
Total liabilities and stockholders' equity	$114,479	$80,608

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Six Months Ended
	June 30,	July 02,
	2012	2011
Cash flows from operating activities:
Cash received from customers	$50,995	$51,226
Cash paid to suppliers and employees	(56,080)	(57,335)
Cash from Continued Dumping and Subsidy Offset Act	39,856	1,117
Interest paid	(2,265)	(2,111)
Income taxes (paid) received, net	(728)	3,022
Net cash provided (used) by operating activities	31,778	(4,081)
Cash flows from investing activities:
Purchase of short-term investments	(20,000)
Capital expenditures	(2,635)	(834)
Purchase of other assets	(1,266)	(38)
Proceeds from sale of assets	47	1,472
Net cash provided (used) by investing activities	(23,854)	600
Cash flows from financing activities:
Proceeds from insurance policy loans	2,283	2,003
Capital lease payments	(66)	(55)
Net cash provided by financing activities	2,217	1,948
Net increase (decrease) in cash and equivalents	10,141	(1,533)
Cash and equivalents at beginning of period	15,700	25,532
Cash and equivalents at end of period	$25,841	$23,999
Reconciliation of net income (loss) to net cash used by operating activities:
Net income (loss)	$35,297	$(4,524)
Depreciation and amortization	884	817
Stock-based compensation	388	193
Changes in working capital	(4,153)	562
Other assets	(1,170)	(1,038)
Other long-term liabilities	532	(91)
Net cash provided (used) by operating activities	$31,778	$(4,081)